UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2009

BLINDSPOT ALERT, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140378	20-5150818
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 Hampshire Court
Newport Beach, CA 92660
(Address of principal executive office)

(949) 642-7816
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2009, we completed the negotiation of the Employment Agreements with Mr. Rowland W. Day II, our Chief Executive Officer; Dr. Clifton H. Jolley, our President and Mr. Travis Bond our Chief Operating Officer.  These individuals began working for us in their capacities on approximately July 2, 2009.  The term for each officer expires on December 31, 2010.  Mr. Day and Mr. Jolley have an annual base salary of $240,000 that begins when the company achieves $1,000,000 a month in gross sales.  Mr. Bond has an annual base salary of $150,000.  Mr. Bond was granted 100,000 stock options at an exercise price of $0.10 per share, which vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date, with anti-dilution protection.  Dr. Jolley  was granted 200,000 shares of stock and will receive 550,000 additional shares upon the business achieving $30,000,000 of sales by December 31, 2011 and an additional 750,000 shares if the business achieves $60,000,000 of sales by December 21, 2012.  Mr. Day was previously granted 1,800,000 shares of common stock in his capacity as a director.  These shares do not have a vesting requirement.

Mr. Day, Dr. Jolley and Mr. Bond will each be included in any benefit plans adopted by us.  If Mr. Day, Dr. Jolley or Mr. Bond are terminated without good cause or resigns for good reason, as defined in the Employment Agreement, we will be obligated to pay up to the remainder of the term.

There are no family relationships between Mr. Day, Dr. Jolley, Mr. Bond and any of our directors.  Other than in his capacity as a director, Mr. Day has not had a material interest in any of our transactions since the beginning of our last fiscal year.

Item 9.01           Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Rowland W. Day II dated July 1, 2009
10.1	Employment Agreement of Dr. Clifton H. Jolley dated July 1, 2009
10.1	Employment Agreement of Travis Bond dated July 1, 2009

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions or circumstances which any forward looking statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINDSPOT ALERT, INC.

Date: August 10, 2009	By:	/s/ Rowland W. Day II
Rowland W. Day II,
Chief Executive Officer